Exhibit 99.1

SiTime Reports Fourth Quarter and Fiscal Year 2019 Financial Results

SANTA CLARA, Calif., Feb. 05, 2020 – SiTime Corporation, (Nasdaq: SITM), a leader in MEMS-based silicon timing system solutions, today announced financial results for the fourth quarter and fiscal year ended December 31, 2019.

Net revenue in the fourth quarter of 2019 was $28.1 million, a 22.9% increase from the $22.9 million in the fourth quarter of 2018. Net revenue for the year ended December 31, 2019 was $84.1 million, a 1.3% decrease from the $85.2 million in the year ended December 31, 2018.

Generally Accepted Accounting Principles (GAAP) Results

Net income for the fourth quarter of 2019 was $0.6 million, or $0.05 per diluted share.  Gross margins were 47.9%, operating expenses were 44.2% of revenue, and GAAP income from operations was 3.7% of revenue.

Total cash and cash equivalents were $63.4 million at December 31, 2019.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the fourth quarter of 2019, non-GAAP net income was $2.0 million, or $0.16 per diluted share. Non-GAAP gross margins were 48.0%, operating expenses were 39.4% of revenue, and non-GAAP income from operations was 8.6% of revenue.

Conference Call

SiTime will broadcast its fourth quarter of 2019 financial results conference call today, February 5, 2020, at 2 p.m. Pacific Time (5 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 2295684. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 1.5 billion devices shipped, SiTime is changing the timing industry.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statement of Operations

	Three Months Ended	Year Ended
	December 31, 2019
	(in thousands, except per share data)
Revenue	$28,089	$84,074
Cost of revenue	14,641	44,516
Gross profit	13,448	39,558
Operating expenses:
Research and development	5,949	23,795
Sales, general and administrative	6,469	20,636
Total operating expenses	12,418	44,431
Income (loss) from operations	1,030	(4,873)
Interest expense	(393)	(1,714)
Other expense, net	(13)	(28)
Income (loss) before income taxes	624	(6,615)
Income tax benefit	9	8
Net income (loss)	$633	$(6,607)
Net income (loss) attributable to common stockholder and comprehensive income	$633	$(6,607)
Net income (loss) per share attributable to common stockholder, basic	$0.05	$(0.63)
Weighted-average shares used to compute basic net income (loss) per share	12,214	10,558
Net income (loss) per share attributable to common stockholder, diluted	$0.05	$(0.63)
Weighted-average shares used to compute diluted net income (loss) per share	12,685	10,558

SiTime Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
	Three Months Ended	Year Ended
	December 31, 2019
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$28,089	$84,074
GAAP gross profit	13,448	39,558
GAAP gross margin	47.9%	47.1%
Stock-based compensation	36	36
Non-GAAP gross profit	$13,484	$39,594
Non-GAAP gross margin	48.0%	47.1%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	5,949	23,795
Stock-based compensation	(346)	(346)
Non-GAAP research and development expenses	$5,603	$23,449

GAAP sales, general and administrative expenses	6,469	20,636
Stock-based compensation	(997)	(997)
Non-GAAP sales, general and administrative expenses	$5,472	$19,639
Total Non-GAAP operating expenses	$11,075	$43,088

Reconciliation of GAAP income (loss) from operations to non-GAAP income (loss) from operations
GAAP income (loss) from operations	$1,030	$(4,873)
Stock-based compensation	1,379	1,379
Non-GAAP income (loss) from operations	$2,409	$(3,494)
Non-GAAP income (loss) from operations as a percentage of revenue	8.6%	-4.2%

Reconciliation of GAAP net income (loss) to non-GAAP net income (loss)
GAAP net income (loss)	$633	$(6,607)
Stock-based compensation	1,379	1,379
Non-GAAP net income (loss)	$2,012	$(5,228)
Weighted-average shares used to compute diluted net income (loss) per share	12,685	10,558

GAAP net income (loss) per share diluted	$0.05	$(0.63)
Non-GAAP adjustments detailed above	0.11	-
Non-GAAP net income (loss) per share diluted	$0.16	$(0.63)

SiTime Corporation
Unaudited GAAP Condensed Consolidated Balance Sheet
As of
December 31, 2019
(in thousands, except share and per share data)
Assets:
Current assets:
Cash and cash equivalents	$63,418
Accounts receivable, net	17,659
Related party accounts receivable	1,073
Inventories	11,911
Prepaid expenses and other current assets	5,601
Total current assets	99,662
Property and equipment, net	9,288
Intangible assets, net	4,489
Right-of-use assets, net	9,790
Other assets	162
Total assets	$123,391
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$3,869
Accrued expenses and other current liabilities	8,442
Loan obligations	41,000
Total current liabilities	53,311
Lease liabilities	7,940
Total liabilities	61,251
Commitments and contingencies
Stockholders’ equity:
Common stock	2
Additional paid-in capital	116,162
Accumulated deficit	(54,024)
Total stockholders’ equity	62,140
Total liabilities and stockholders’ equity	$123,391

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com